Exhibit 99.1

Alliant Energy

4902 North Biltmore Lane

P.O. Box 77007

Madison, WI 53707-1007

www.alliantenergy.com

News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Smith (608) 458-3924
Investor Relations:	Becky Johnson (608) 458-3267

ALLIANT ENERGY ANNOUNCES FIRST QUARTER 2007 RESULTS

MADISON, Wis. – May 4, 2007 – Alliant Energy Corp. (NYSE: LNT) today reported income and earnings per share (EPS) from continuing operations for the first quarter of 2007 of $65.2 million and $0.56, respectively, compared to $13.1 million and $0.11 for the same period in 2006. The income from continuing operations in 2006 includes after-tax charges of $56.8 million related to debt reductions at Alliant Energy’s non-regulated business. Alliant Energy’s net income (loss) and EPS for the first quarter of 2007 were $63.9 million and $0.55, respectively, compared to ($1.6) million and ($0.01) for the same period in 2006. A summary of Alliant Energy’s first quarter earnings is as follows (net income in millions):

	2007		2006
Earnings from continuing operations:	Net Income	EPS	Net Income	EPS
Utility	$56.7	$0.49	$65.0	$0.55
Non-regulated (excluding debt reduction charges) (a)	6.2	0.05	3.8	0.03
Parent (interest income, taxes and A&G)	2.3	0.02	1.1	0.01
Total excluding debt reduction charges	65.2	0.56	69.9	0.59
Non-regulated charges related to debt reductions (a)	-	-	(56.8)	(0.48)
Total earnings from continuing operations (a)	65.2	0.56	13.1	0.11
Loss from discontinued operations (b)	(1.3)	(0.01)	(14.7)	(0.12)
Net income (loss)	$63.9	$0.55	($1.6)	($0.01)

(a) The total income (loss) from continuing operations for the non-regulated businesses in the first quarter of 2007 and 2006 was $6.2 million and ($53.0) million, or $0.05 and ($0.45) per share, respectively.

(b) Alliant Energy has classified its non-regulated Mexico, China and gas gathering pipeline systems businesses as discontinued operations for all periods presented. Alliant Energy sold its interest in its remaining generating facilities in China and gas gathering pipeline systems in 2006.

First quarter earnings from Alliant Energy’s utility business were lower largely due to non-recurring tax benefits associated with the sale of Alliant Energy’s interest in the Duane Arnold Energy Center (DAEC) in the first quarter of 2006 and the costs of winter storms in Interstate Power and Light Company’s (IPL’s) service territories in Iowa and Minnesota in the first quarter of 2007. These items were partially offset by higher electric and gas margins resulting from increased retail sales volumes in the first quarter of 2007 as compared to the same period in 2006. The higher results from continuing operations for Alliant Energy’s non-regulated businesses, excluding the charges related to debt reductions, were largely due to lower interest expense resulting from debt reduction activities in 2006.

“Under the circumstances, we are satisfied with the financial results produced in the first quarter,” said William D. Harvey, Alliant Energy’s Chairman, President and CEO. “The damage to our transmission and distribution system by the winter storms in IPL’s service territory was some of the worst and most widespread that our company has ever seen. Unfortunately, it impacted the first quarter financial results of our utility operations. The storm didn’t prevent us from delivering on our commitment to customers and won’t prevent us from delivering on our long-term commitment to shareowners either. It will just take us time to recover. The rebuilding efforts will continue through 2007 as we deliver on our commitment to continue to provide reliable, safe and environmentally sound utility service.”

Additional details regarding Alliant Energy’s first quarter EPS from continuing operations for 2007 and 2006 are as follows:

	2007	2006	Variance
Utility operations:
Electric margins			$0.01
Gas margins			0.01
Operating expenses (winter storm costs in IPL’s service territories in Q1 2007)			(0.04)
Income tax benefits associated with DAEC sale in Q1 2006			(0.06)
Other (includes impact of fewer shares outstanding and lower effective tax rate)			0.02
Total utility operations	$0.49	$0.55	(0.06)

Non-reg. operations (excluding debt reduction charges):
New Zealand (sold in Q4 2006)	-	0.07	(0.07)
Loss on sale of Brazil (sold in Q1 2006)	-	(0.02)	0.02
Non-regulated Generation	0.02	-	0.02
Transportation, RMT, WindConnect™ and other investments	0.02	0.02	-
Gains on sales of assets	0.02	0.02	-
Other (primarily interest and taxes; excl. debt charges)	(0.01)	(0.06)	0.05
Total non-reg. operations (excluding debt reduction charges)	0.05	0.03	0.02

Parent company (primarily interest income and taxes)	0.02	0.01	0.01

Total excluding debt reduction charges	0.56	0.59	(0.03)

Charges related to non-regulated debt reductions	-	(0.48)	0.48

Earnings per share from continuing operations	$0.56	$0.11	$0.45

Continuing Operations - Utility Operations

In late February 2007, two major Midwest winter storms caused considerable damage to IPL’s electric transmission and distribution system in its Iowa and Minnesota service territories. IPL completed its initial restoration efforts in early March 2007 and expects permanent repairs to the system to continue throughout 2007. The current estimate of the total cost of the storms, including an allocated portion of overheads, is approximately $60 million. Of this total, IPL currently estimates incremental costs related to the storms of approximately $52 million, including capital expenditures of approximately $44 million and operating expenses of approximately $8 million. In the first quarter of 2007, IPL incurred approximately $24 million of capital expenditures and $7 million ($0.04 per share) of operating expenses related to its restoration and rebuilding efforts. In addition, IPL estimates a $2 million ($0.01 per share) decrease in first quarter 2007 electric margins as a result of lost sales during the power outages caused by the winter storms.

The higher electric and gas margins were largely due to an increase in weather-normalized retail sales volumes in the first quarter of 2007 as compared to the same period in 2006. These increased sales volumes were largely due to the negative effect high fuel-related prices had on customer usage during the first quarter of 2006. The electric margin comparison was also positively impacted by a rate increase implemented at WPL in January 2007, which resulted in an over-recovery of fuel-related costs in the first quarter of 2007. The increased electric margins were partially offset by higher capacity costs associated with the DAEC purchase power agreement and loss of sales during the outages caused by the winter storms in the first quarter of 2007. The impact of weather, excluding the storms and net of weather hedging activities, did not have a significant impact on electric and gas margins for either period.

Continuing Operations - Non-regulated Operations

Improved results from Alliant Energy’s Non-regulated generation business were largely due to costs in the first quarter of 2006 for a planned maintenance outage at its Neenah generating facility.

Alliant Energy retired $358 million of senior notes at Alliant Energy Resources in the first quarter of 2006 and incurred $0.48 per share of charges for debt repayment premiums and unamortized debt expenses. As a result, the first quarter of 2007 non-regulated results benefited from lower overall interest expense as compared to the same period in 2006.

Asset Divestiture Update

Alliant Energy previously announced that it had signed a definitive agreement to sell all of its interests in the Laguna del Mar property located in Mexico. The closing for this sale to Salvago México is scheduled to occur in mid-May 2007, pending satisfaction of the closing conditions. Alliant Energy does not expect any additional impairment charges as a result of this sale.

In January 2007, IPL announced that it signed a definitive agreement to sell its electric transmission assets to a subsidiary of ITC Holdings Corp. (ITC). IPL and ITC have jointly filed with various regulatory agencies, including the IUB, MPUC and ICC for approval of the proposed asset sale. In addition, both IPL and ITC have filed for antitrust review under the Hart-Scott-Rodino Act.

In February 2007, Alliant Energy completed the sales of its electric distribution and natural gas properties in Illinois for net proceeds of approximately $51 million. Prior to the asset sales, the electric and gas sales to retail customers in Illinois were reported in residential, commercial and industrial sales. After the assets sales, Alliant Energy will provide wholesale electricity and natural gas to the buyers, with these sales reported in wholesale electric sales and transportation and other gas sales, respectively.

Share Repurchase Program Update

Alliant Energy previously announced its intent to repurchase up to $400 million of its common stock by the end of 2007. Alliant Energy repurchased 3.4 million shares of its common stock for $144 million in the first quarter of 2007 and 2.9 million shares for approximately $105 million in the third quarter of 2006. Alliant Energy currently plans to complete the remaining $151 million of repurchases in 2007. The common stock repurchase program has been and is expected to be funded from available and anticipated cash balances.

2007 Earnings Guidance

Alliant Energy reaffirms its earnings guidance range of $2.42 to $2.62 per share, which includes utility earnings guidance of $2.22-$2.42 per share. The storm restoration costs and lost revenues have caused Alliant Energy, after the first quarter, to trend toward the lower half of the earnings guidance range.

Utility business	$2.22-2.42
Non-regulated businesses	0.11-0.15
Parent company	0.06-0.08
Alliant Energy	$2.42-2.62

The guidance does not include any potential asset valuation charges that Alliant Energy may incur in 2007, the impact of certain non-cash mark-to-market adjustments or the impact of any gains/losses that may be realized from possible sales of certain Alliant Energy assets that would be reported in earnings from continuing operations. The guidance includes Alliant Energy's assumptions for the impact of its share repurchase program on its 2007 results. Finally, the guidance also assumes that no businesses will be re-classified to or from "discontinued operations" in 2007.

Drivers for Alliant Energy’s earnings from continuing operations estimates include, but are not limited to:

•	Normal weather conditions in its utility service territories
•	Continuing economic development and sales growth in its utility service territories
•	Continuing cost controls and operational efficiencies
•

Ability of its utility subsidiaries to recover their operating costs and deferred expenditures, and to earn a reasonable rate of return in current and future rate proceedings, as well as their ability to recover purchased power, fuel and fuel-related costs through rates in a timely manner

•	No additional material permanent declines in the fair market value of, or expected cash flows from, Alliant Energy’s investments
•	Other stable business conditions

Projected Capital Expenditures

Alliant Energy is updating its previously announced 2007 projected capital expenditures to reflect the impacts of the storm restoration and rebuilding activities (in millions):

	Current	Prior
Utility business:
Transmission and distribution (electric and gas)	$310	$265
Generation – new facilities	60	60
Generation – existing facilities	70	70
Environmental	60	60
Other miscellaneous utility property	70	70
Investment in American Transmission Company LLC	-	-
Non-regulated businesses	10	10
Alliant Energy	$580	$535

Earnings Conference Call

A conference call to review the first quarter 2007 results is scheduled for Friday, May 4th at 9:00 a.m. central daylight time. Alliant Energy Chairman, President and Chief Executive Officer William D. Harvey and Senior Executive Vice President and Chief Financial Officer Eliot G. Protsch will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 877-668-4404 (no pass code is needed) or by listening to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and conference call, Alliant Energy posted on its Web site supplemental information regarding the hypothetical impact of IPL’s transmission asset sale and a reconciliation of GAAP to adjusted earnings from continuing operations. A replay of the call will be available through May 11, 2007, at 800-642-1687 (domestic) or 706-645-9291 (international). Callers should reference conference ID #4528519. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for at least twelve months.

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Alliant Energy is the parent company of two public utility companies – Interstate Power and Light Company (IP&L) and Wisconsin Power and Light Company (WP&L) – and of Alliant Energy Resources, Inc., the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider with subsidiaries serving approximately 1 million electric and 400,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company's primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the Company's Web site at www.alliantenergy.com.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expects” or “estimates” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are also forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Actual results could be affected by the following factors, among others: federal and state regulatory or governmental actions, including the impact of energy-related and tax legislation and regulatory agency orders; the ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs and deferred expenditures, the earning of reasonable rates of return and the payment of expected levels of dividends; current or future litigation, regulatory investigations, proceedings or inquiries; economic and political conditions in Alliant Energy’s service territories; issues related to the availability of Alliant Energy’s generating facilities and the supply and delivery of fuel and purchased electricity and price thereof, including the ability to recover purchased power, fuel and fuel-related costs through rates in a timely manner; the impact fuel and fuel-related prices and other economic conditions may have on customer demand for utility services and Alliant Energy’s ability to collect unpaid utility bills; unanticipated issues in connection with Alliant Energy’s construction of new generating facilities; unanticipated issues in connection with WPL’s proposed purchase of Alliant Energy Resources’ simple cycle, natural gas-fired electric generating facility in Neenah, Wisconsin; unanticipated construction and acquisition expenditures; issues associated with Alliant Energy’s environmental remediation efforts and with environmental compliance generally; unanticipated costs for restoration and rebuild efforts related to winter storm damage to IPL’s transmission and distribution system; financial impacts of Alliant Energy’s hedging strategies, including the impact of weather hedges on Alliant Energy’s utility earnings; issues related to electric transmission, including operating in the Midwest Independent System Operator (MISO) energy market, the impacts of potential future billing adjustments from MISO and recovery of costs incurred; unanticipated issues related to the Calpine Corporation bankruptcy that could adversely impact Alliant Energy’s purchased power agreements; the direct or indirect effects resulting from terrorist incidents or responses to such incidents; unplanned outages at Alliant Energy’s generating facilities and risks related to recovery of incremental costs through rates; continued access to the capital markets; inflation and interest rates; Alliant Energy’s ability to achieve its dividend payout ratio goal; Alliant Energy’s ability to complete its announced share repurchase program; developments that adversely impact Alliant Energy’s ability to implement its strategic plan, including Alliant Energy’s ability to complete its proposed or potential divestitures of various businesses and investments, including IPL’s electric transmission assets and Alliant Energy’s investment in Mexico, on a timely basis, for anticipated proceeds and with the requested regulatory treatment of any gains resulting from the sale of IPL’s electric transmission assets; any material post-closing adjustments related to any of Alliant Energy’s past asset divestitures; employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; access to technological developments; the impact of necessary accruals or adjustments for the terms of Alliant Energy’s incentive compensation plans; the effect of accounting pronouncements issued periodically by standard-setting bodies; the ability to utilize tax capital losses and net operating losses before they expire; the ability to successfully complete ongoing tax audits and appeals with no material impact on Alliant Energy’s earnings and cash flows; and the factors listed in the “2007 Earnings Guidance” section of this press release. These factors should be considered when evaluating the forward-looking statements and undue reliance should not be placed on such statements. Without limitation, the expectations with respect to projected earnings in the “2007 Earnings Guidance” and capital expenditure projections in the “Projected Capital Expenditures” section of this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months
	Ended March 31,
	2007	2006
	(dollars in millions, except per
	share amounts)
Operating revenues:
Utility:
Electric	$553.5	$583.0
Gas	288.3	290.1
Other	18.0	21.4
Non-regulated	52.9	36.4
	912.7	930.9

Operating expenses:
Utility:
Electric production fuel and purchased power	280.3	312.2
Cost of gas sold	211.9	216.3
Other operation and maintenance	164.6	156.7
Non-regulated operation and maintenance	41.3	32.1
Depreciation and amortization	66.0	67.0
Taxes other than income taxes	27.8	26.8
	791.9	811.1

Operating income	120.8	119.8

Interest expense and other:
Interest expense	29.6	39.7
Loss on early extinguishment of debt	-	90.8
Equity income from unconsolidated investments	(7.5)	(13.6)
Allowance for funds used during construction	(1.5)	(2.3)
Preferred dividend requirements of subsidiaries	4.7	4.7
Interest income and other	(8.5)	(13.4)
	16.8	105.9

Income from continuing operations before income taxes	104.0	13.9

Income taxes	38.8	0.8

Income from continuing operations	65.2	13.1

Loss from discontinued operations, net of tax	(1.3)	(14.7)

Net income (loss)	$63.9	($1.6)

Weighted average number of common shares outstanding (basic) (000s)	115,420	117,037

Weighted average number of common shares outstanding (diluted) (000s)	115,754	117,343

Earnings per weighted average common share (basic and diluted):
Income from continuing operations	$0.56	$0.11
Loss from discontinued operations	(0.01)	(0.12)
Net income (loss)	$0.55	($0.01)

Dividends declared per common share	$0.3175	$0.2875

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
ASSETS	2007	2006
	(in millions)
Property, plant and equipment:
Utility:
Electric plant in service	$6,132.8	$6,079.7
Gas plant in service	701.4	696.7
Other plant in service	455.4	459.1
Accumulated depreciation	(2,834.0)	(2,811.6)
Net plant	4,455.6	4,423.9
Construction work in progress	161.2	153.2
Other, less accumulated depreciation (accum. depr.)	4.2	4.4
Total utility	4,621.0	4,581.5
Non-regulated and other:
Non-regulated Generation, less accum. depr.	249.7	252.2
Other non-regulated investments, less accum. depr.	69.7	69.2
Alliant Energy Corporate Services, Inc. and other, less accum. depr.	38.7	42.0
Total non-regulated and other	358.1	363.4
	4,979.1	4,944.9

Current assets:
Cash and cash equivalents	110.2	265.2
Accounts receivable:
Customer, less allowance for doubtful accounts	189.0	127.4
Unbilled utility revenues	112.9	120.5
Other, less allowance for doubtful accounts	36.0	101.9
Production fuel, at weighted average cost	62.9	73.2
Materials and supplies, at weighted average cost	47.4	42.2
Gas stored underground, at weighted average cost	22.1	63.9
Regulatory assets	62.8	133.7
Assets held for sale	69.4	124.6
Other	76.9	121.2
	789.6	1,173.8

Investments:
Investment in American Transmission Company LLC	168.2	166.2
Other	61.6	61.7
	229.8	227.9

Other assets:
Regulatory assets	494.7	508.7
Deferred charges and other	225.7	228.8
	720.4	737.5

Total assets	$6,718.9	$7,084.1

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

	March 31,	December 31,
CAPITALIZATION AND LIABILITIES	2007	2006
	(in millions, except per
	share and share amounts)
Capitalization:
Common stock - $0.01 par value - authorized 240,000,000 shares;
outstanding 113,732,797 and 116,126,599 shares	$1.1	$1.2
Additional paid-in capital	1,630.3	1,743.0
Retained earnings	950.2	923.6
Accumulated other comprehensive loss	(9.1)	(8.7)
Shares in deferred compensation trust - 294,230 and 276,995 shares
at a weighted average cost of $29.13 and $28.15 per share	(8.6)	(7.8)
Total common equity	2,563.9	2,651.3

Cumulative preferred stock of subsidiaries, net	243.8	243.8
Long-term debt, net (excluding current portion)	1,295.8	1,323.3
	4,103.5	4,218.4

Current liabilities:
Current maturities	161.2	194.6
Commercial paper	102.2	178.8
Accounts payable	292.4	296.6
Regulatory liabilities	53.1	67.8
Accrued taxes	68.9	94.2
Derivative liabilities	30.1	88.0
Liabilities held for sale	5.3	11.4
Other	129.1	170.7
	842.3	1,102.1

Other long-term liabilities and deferred credits:
Deferred income taxes	749.8	758.3
Regulatory liabilities	608.2	608.8
Pension and other benefit obligations	198.8	198.6
Other	211.4	193.0
	1,768.2	1,758.7

Minority interest	4.9	4.9

Total capitalization and liabilities	$6,718.9	$7,084.1

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Three Months
	Ended March 31,
	2007	2006
Continuing Operations:	(in millions)
Cash flows from operating activities:
Net income (loss)	$63.9	($1.6)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Loss from discontinued operations, net of tax	1.3	14.7
Depreciation and amortization	66.0	67.0
Other amortizations	11.7	12.1
Deferred tax expense (benefit) and investment tax credits	13.5	(0.1)
Equity income from unconsolidated investments, net	(7.5)	(13.6)
Distributions from equity method investments	4.4	5.2
Loss on early extinguishment of debt	--	90.8
Currency transaction gains and other	(4.6)	(14.7)
Other changes in assets and liabilities:
Accounts receivable	61.9	18.6
Sale of utility accounts receivable	(50.0)	(15.0)
Gas stored underground	41.8	57.8
Regulatory assets	80.8	(9.4)
Accounts payable	(19.4)	(90.6)
Accrued interest	(7.3)	(15.9)
Derivative liabilities	(61.9)	27.4
Pension and other benefit obligations	0.2	(68.0)
Accrued incentive compensation and other	(23.1)	(8.0)
Net cash flows from operating activities	171.7	56.7

Cash flows from (used for) investing activities:
Construction and acquisition expenditures:
Utility business	(97.4)	(74.8)
Non-regulated businesses and other	(5.2)	(4.3)
Purchases of emission allowances	(23.9)	--
Proceeds from asset sales	57.9	564.8
Changes in restricted cash	11.9	(30.9)
Purchases of securities within nuclear decommissioning trusts	--	(3.5)
Sales of securities within nuclear decommissioning trusts	--	51.7
Changes in restricted cash within nuclear decommissioning trusts	--	(42.5)
Other	11.6	(18.5)
Net cash flows from (used for) investing activities	(45.1)	442.0

Cash flows used for financing activities:
Common stock dividends	(36.8)	(33.7)
Repurchase of common stock	(145.1)	--
Proceeds from issuance of common stock	25.4	8.8
Proceeds from issuance of long-term debt	--	39.1
Reductions in long-term debt	(61.0)	(359.9)
Net change in short-term borrowings	(76.6)	(179.0)
Debt repayment premiums	--	(83.0)
Principal payments under capital lease obligations	--	(40.2)
Net change in loans with discontinued operations	(4.5)	(2.7)
Other	17.0	(2.9)
Net cash flows used for financing activities	(281.6)	(653.5)

Net decrease in cash and cash equivalents	(155.0)	(154.8)
Cash and cash equivalents at beginning of period	265.2	205.3
Cash and cash equivalents at end of period	$110.2	$50.5

Discontinued Operations:
Net cash flows used for operating activities	($4.1)	($6.3)
Net cash flows used for investing activities	--	(2.6)
Net cash flows from financing activities	3.4	3.8
Net decrease in cash and cash equivalents	(0.7)	(5.1)
Cash and cash equivalents classified as held for sale at beginning of period	0.8	10.7
Cash and cash equivalents classified as held for sale at end of period	$0.1	$5.6

KEY FINANCIAL STATISTICS

	March 31,
	2007	2006
Common shares outstanding (000s)	113,733	117,540
Book value per share	$22.54	$21.11
Quarterly common dividend rate per share	$0.3175	$0.2875

KEY OPERATING STATISTICS

	For the Three Months
	Ended March 31,
	2007	2006
Utility electric sales (000s of MWh) (a)
Residential	2,058	1,935
Commercial	1,498	1,439
Industrial	3,007	3,015
Retail subtotal	6,563	6,389
Sales for resale:
Wholesale	808	799
Bulk power and other	581	452
Other	45	43
Total	7,997	7,683

Utility retail electric customers (at March 31) (a)
Residential	834,170	851,250
Commercial	132,528	134,439
Industrial	2,940	3,065
Total	969,638	988,754

Utility gas sold and transported (000s of Dth) (a)
Residential	14,144	12,556
Commercial	8,836	7,928
Industrial	1,727	1,369
Retail subtotal	24,707	21,853
Interdepartmental	503	272
Transportation and other	16,460	14,070
Total	41,670	36,195

Utility retail gas customers (at March 31) (a)
Residential	360,771	372,355
Commercial	45,105	46,170
Industrial	598	684
Total	406,474	419,209

(a) In February 2007, Alliant Energy sold its electric distribution and natural gas properties in Illinois. At the date of the sale, Alliant Energy had approximately 22,000 electric retail customers and 14,000 gas retail customers in Illinois. Prior to the asset sales, the electric and gas sales to retail customers in Illinois are included in residential, commercial and industrial sales in the tables above. Following the asset sales, the electric and gas sales associated with these customers are included in wholesale electric sales and transportation and other gas sales, respectively.

Heating degree days (HDDs) (b)
Cedar Rapids (IP&L) (normal – 3,319)	3,453	3,043
Madison (WP&L) (normal – 3,489)	3,509	3,153

(b) Alliant Energy entered into weather derivatives based on HDDs to reduce potential volatility on its margins from the impacts of weather during the months of January through March.

Margin increases (decreases) from net impacts of weather (millions) -
Electric margins -
Weather impacts on demand compared to
normal weather	$1	($5)
Gains (losses) from weather derivatives	(2)	3
Net weather impact	($1)	($2)

Gas margins -
Weather impacts on retail demand compared to
normal weather	$1	($6)
Gains (losses) from weather derivatives	(2)	6
Net weather impact	($1)	$-